EXHIBIT 99.1

MONY AND AXA FINANCIAL AMEND MERGER AGREEMENT

MONY Board Declares Additional Dividend

AXA Financial Limits Its Appraisal Rights Condition

Special Meeting of Stockholders Rescheduled For May

NEW YORK, Feb. 23, 2004 – The MONY Group Inc. (NYSE: MNY) and AXA Financial, Inc. today announced that they have amended their merger agreement to permit MONY to declare a dividend of $0.10 per MONY share in addition to the $0.23 to $0.25 dividend that MONY announced on February 5, 2004.

The amended agreement also raises the threshold in the appraisal rights condition from 10% to 15% of the outstanding shares. The effect of this change is to increase the percentage of shares that could demand appraisal rights without triggering AXA Financial’s right to decline to close the merger. Currently appraisal demands have been received from stockholders purporting to own approximately 13.7% of the outstanding shares as of the date of their demands. In addition, in the event appraisal rights demands exceed 15% of the outstanding shares, the agreement has been amended to provide that AXA Financial must decide either to exercise its rights under the appraisal rights condition within five business days of the date on which all other conditions to the merger are satisfied or to promptly close the transaction. If it does not elect to close the transaction, the merger agreement automatically terminates.

Both the additional $0.10 per share dividend and the dividend declared on February 5 are contingent upon consummation of the merger and will be paid to MONY stockholders who are holders of record immediately prior to the closing of the transaction. Therefore, upon consummation, MONY stockholders will receive dividends totaling approximately $0.33 to $0.35 per share in addition to the $31.00 per share that AXA Financial has agreed to pay in the transaction.

MONY also announced that certain members of MONY’s senior management team have voluntarily agreed to reduce by approximately $7.4 million the amount of compensation that they would otherwise be entitled to receive as a result of the merger to enable MONY to declare the additional $0.10 per share dividend. The reductions equal approximately $4.8 million after tax in the aggregate.

MONY’s Board of Directors stated that, “We firmly believe that the merger with AXA Financial is the best alternative for MONY and its stockholders. The amendments to the merger agreement that were approved by the Board will deliver additional value to MONY’s stockholders and reduce the risk that AXA Financial could decline to close the merger simply because a small minority of MONY stockholders exercise their appraisal rights.”

“As we have said before, we are strongly committed to successfully and promptly closing the MONY transaction. We have agreed to amend the merger agreement today, including the new limitations on the appraisal rights condition, as part of our commitment,” said Christopher “Kip” Condon, AXA Financial’s President and Chief Executive Officer.

MONY also announced that as a result of the amendments to the merger agreement and the substantial trading volume in MONY’s shares since the record date for the special meeting, it has determined that it is necessary to set a new record date since the original record date no longer reflects MONY’s current stockholder base and there have been important changes in the terms of the proposed transaction. MONY believes it is necessary and appropriate to give current stockholders time to evaluate the revised transaction and a new proxy statement will be distributed that will describe the amended agreement and include disclosure concerning the size of MONY’s change in control payments to its executives in relation to those in other financial services transactions generally, as required by the previously announced decision of the Delaware Chancery Court. The MONY Board has set a new record date of

April 8, 2004 for a special meeting that MONY expects will be held on May 18, 2004. MONY continues to be optimistic that the transaction will close before the end of the second quarter of 2004.

MONY noted that after consulting with outside legal and financial advisors, as well as MONY’s proxy solicitor, D. F. King & Co., Inc., it concluded that the existing record date would disenfranchise a significant portion of MONY’s current stockholders. It concluded that a new record date will re-enfranchise MONY’s current stockholders and allow them to consider the amended merger agreement and to determine the future of the company. It also concluded that postponing the special meeting until May was necessary in light of the time required to prepare a revised proxy statement, mail the proxy statement to MONY’s large stockholder base and give current stockholders – many of whom did not become stockholders until after the original record date – a meaningful opportunity to review the new proxy materials and arrive at an informed judgment. MONY wants to ensure that this important decision is made by its current stockholders with full information.

About The MONY Group

The MONY Group Inc. (NYSE: MNY), with over $60 billion in assets under management and administration, is a financial services firm that manages a portfolio of member companies. These companies include MONY Life Insurance Company, The Advest Group, Inc., Enterprise Capital Management Inc., Matrix Capital Markets Group, Inc., Lebenthal, a division of Advest, Inc., and U.S. Financial Life Insurance Company. These companies manufacture and distribute protection, asset accumulation and retail brokerage products and services to individuals, corporations and institutions through advisory and wholesale distribution channels. Additional Company information is available at www.mony.com.

About AXA Financial

AXA Financial, Inc., with approximately $472.2 billion in assets under management as of September 30, 2003, is one of the world’s premier financial services organizations through its strong brands: The Equitable Life Assurance Society of the U.S., AXA Advisors, LLC, Alliance Capital Management, L.P., Sanford C. Bernstein & Co., and its wholesale distribution company, AXA Distributors, LLC. AXA Financial is a member of the global AXA Group, a worldwide leader in financial protection and wealth management.

Important Legal Information

MONY intends to file a revised proxy statement and MONY intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the revised proxy statement regarding the acquisition, carefully in its entirety when it becomes available, because it contains important information about the proposed transaction. A revised definitive proxy statement will be sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

CONTACTS:

The MONY Group: Mary Taylor, 212-708-2250 (Media Relations), Jay Davis, 212-708-2917 (Investor Relations)

AXA Financial: Jeff Tolvin, 212-314-2811 (Media Relations), Caroline Portel (Paris), 33-1-40-75-49-84 (Investor Relations)